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                                                                EXHIBIT (14)(a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Statement of Additional Information of Van Kampen Series Fund, Inc. dated September 30, 1998 constituting part of this registration statement on Form N-14 of Van Kampen Real Estate Securities Fund (the "Registration Statement") of our report dated August 11, 1998, relating to the financial statements and financial highlights of Van Kampen Series Fund, Inc. appearing in the June 30, 1998 Annual Report to Shareholders of Van Kampen Series Fund, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Service Providers" in the Prospectus/Proxy Statement.

/S/ PRICEWATERHOUSECOOPERS LLP
200 E. Randolph Drive
Chicago, Illinois 60601
November 2, 1998